Exhibit 99.2

Regency Energy Partners and American Energy – Midstream, LLC Enter Into Joint Venture
Upsize Previously Announced Utica Ohio River Project

DALLAS, August 7, 2014 – Regency Energy Partners LP (NYSE: RGP), (Regency or the Partnership) and American Energy – Midstream, LLC (AE-MidCo), announced today that they have entered into a joint venture agreement for the construction and operation of Regency’s previously announced Utica Ohio River Project.  In addition, RGP and American Energy – Utica, LLC (AEU) will enter into a gathering agreement for gas produced from the Utica Shale in eastern Ohio by AEU.

Regency and AEU will contribute all previously signed agreements to the joint venture. These agreements include volume commitments and large acreage dedications. As a result, Regency and AE-MidCo will upsize the project to accommodate over 2 Bcf/d of firm volume commitments. These commitments represent the majority of the projected volumes in the 52-mile footprint of the pipeline.

The upsized project will include construction of a 52-mile, 36-inch gathering trunkline that will be capable of delivering up to 2.1 Bcf/day to Rockies Express Pipeline (REX) and Texas Eastern Transmission on the southern end of the line.  Additionally, there is the potential to connect to the interstate grid on the northern end of the trunkline which would increase overall system deliverability to 3.5 Bcf/day. The project will also consist of the construction of 25,000 horsepower of compression at the REX interconnect. The full project is expected to be completed in the third quarter of 2015.

“We are excited about the strong growth potential of the Utica Shale, and this project will be a main takeaway option for Utica development, providing interconnectivity with major interstate pipelines in 2015,” said Art Cantrell, senior vice president, eastern region. “We are also pleased to partner with AEU, who has a very strong, accomplished management team with a demonstrated track record of success and has committed significant volumes to this project.”

Total project costs are expected to be approximately $500 million, with Regency contributing 75%, and AE-MidCo contributing 25%. Regency will construct and operate the project on behalf of the joint venture.

FORWARD-LOOKING INFORMATION

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although Regency believes our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, Regency cannot give any assurance that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. Additional risks include: volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for Regency as well as for producers and customers connected to Regency’s system, the level of creditworthiness of, and performance by, Regency’s counterparties and customers, Regency’s ability to access capital to fund organic growth projects and acquisitions, Regency’s ability to obtain debt and equity financing on satisfactory terms, Regency’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in Regency’s transactions, changes in commodity prices, interest rates and demand for Regency’s services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, Regency’s ability to obtain required approvals for construction or modernization of Regency’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.

These and other risks and uncertainties are discussed in more detail in filings made by Regency with the SEC, which are available to the public. Regency undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (NYSE:RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, compression, treating and transportation of natural gas; the transportation, fractionation and storage of natural gas liquids; the gathering, transportation and terminaling of oil (crude and/or condensate) received from producers; and the management of coal and natural resource properties in the United States. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE).

American Energy – Midstream, LLC is developing and growing a portfolio of midstream assets strategically focused on natural gas gathering and processing systems and long-haul pipelines associated with four affiliates of American Energy Partners, LP that have a play-specific mandate: American Energy – Utica, LLC (AEU), American Energy – Woodford, LLC (AEW), American Energy – Marcellus, LLC (AEM), and American Energy – Permian Basin, LLC (AEPB). The Energy & Minerals Group is the exclusive private equity investor and holds a majority of the board seats.

American Energy – Utica, LLC is an independent oil and natural gas company affiliated with American Energy Partners, LP focused on the acquisition, development and production of unconventional oil, natural gas liquids and natural gas resources in the Utica Shale play in eastern Ohio.  The Energy & Minerals Group is the lead equity investor and holds a majority of the board seats.

The Energy & Minerals Group is the management company for a series of specialized private equity funds. The Firm was founded by John Raymond (majority owner and CEO) and John Calvert in 2006. EMG focuses on investing across various facets of the global natural resource industry including the upstream and midstream segments of the energy complex. EMG has approximately $15.4 billion of regulatory assets under management (RAUM) and approximately $7.1 billion in commitments have been allocated across the energy sector since inception. For additional information, please visit www.emgtx.com.

CONTACT:

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Director, Finance & Investor Relations
214-840-5477
ir@regencygas.com

Regency Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785
vicki@granadopr.com

American Energy Media Relations:
Steven Lipin
Brunswick Group
212-333-3810
slipin@brunswickgroup.com